Exhibit 24.2

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Linda L.
Brown, has authorized and designated each of Abbott L.
Brown, David G. Brown and D. Stephen Antion, acting individually, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of IOMED, Inc. The authority of Abbott L. Brown, David G. Brown or D.
Stephen Antion under this Statement shall continue until the undersigned is no longer required to file
Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of IOMED, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither Abbott L. Brown, David G.
Brown nor D. Stephen Antion is assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Date:  April 1, 2005
/s/ Linda L. Brown
	Linda L. Brown